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                                                                      EXHIBIT 11

                    THE ACTAVA GROUP INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                     THREE MONTHS ENDED
                                                                                           MARCH 31,
                                                                                    ---------------------
                                                                                     1995            1994
                                                                                    ------          ------
INCOME (LOSS) PER SHARE -- PRIMARY
Net (loss) available for Common
  Stock and Common Stock equivalents  . . . . . . . . . . . . . . . . . . . .      $(7,035)        $(12,673)
                                                                                   =======         ========

COMMON STOCK AND COMMON STOCK EQUIVALENTS
  Weighted average Actava common shares outstanding during
    the period, less stock in treasury  . . . . . . . . . . . . . . . . . . .       17,858           17,635
                                                                                   =======         ========

(Loss) Per Share -- Primary . . . . . . . . . . . . . . . . . . . . . . . . .      $  (.39)        $   (.72)
                                                                                   -------         --------

INCOME (LOSS) PER SHARE -- ASSUMING FULL DILUTION (A)
  Net (loss) available for Common Stock and Common Stock
    equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $(7,035)        $(12,673)
Interest savings on assumed conversion of 6 1/2% Convertible
  Debentures, net of income tax . . . . . . . . . . . . . . . . . . . . . . .          827              827
                                                                                   -------         --------
    Net income (loss) available for Common Stock and
      Common Stock equivalents assuming full dilution . . . . . . . . . . . .      $(6,208)        $(11,846)
                                                                                   =======         ========
Common Stock & Common Stock equivalents . . . . . . . . . . . . . . . . . . .       17,858           17,635
Shares issuable upon assumed conversion of 6 1/2% Convertible
  Debentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,802            1,802
                                                                                   -------         --------
Common Stock and Common stock equivalents assuming full
  dilution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19,660           19,437
                                                                                   =======         ========
Income (Loss) Per Share -- Assuming Full Dilution . . . . . . . . . . . . . .      $  (.32)        $   (.61)
                                                                                   =======         ========

_______________

(a) Fully diluted income (loss) per share is not used in 1995 and 1994 because it exceeds primary earnings (loss) per share.